UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2020

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-0141974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House, 12 Crow Lane, Pembroke, Bermuda        HM 19

(Address of Principal Executive Office)        (Zip Code)

(441) 295-4513

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, Par Value $1.00 per share	RNR	The New York Stock Exchange
Series E 5.375% Preference Shares, Par Value $1.00 per share	RNR PRE	The New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a Series F 5.750% Preference Share, Par Value $1.00 per share	RNR PRF	The New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Stephen H. Weinstein

On December 3, 2020, RenaissanceRe Holdings Ltd. (the “Company”) announced in a press release that Stephen H. Weinstein, Executive Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer of the Company, will depart the Company on December 31, 2020 and will continue to serve as an advisor to the Company for 12 months. Shannon Lowry Bender will assume the role of Senior Vice President, Group General Counsel and Corporate Secretary effective January 1, 2021.

On December 3, 2020, the Company entered into a Separation, Consulting, and Release Agreement (the “Separation Agreement”) with Mr. Weinstein. The Separation Agreement provides that Mr. Weinstein will terminate his employment with the Company effective as of the close of business on December 31, 2020, or the date of an earlier termination of employment (the “Separation Date”).

As contemplated by the Separation Agreement, Mr. Weinstein will be entitled to the separation payments and benefits as provided in his Further Amended and Restated Employment Agreement with the Company dated July 22, 2016 (the “Employment Agreement”). Each of the payments and benefits Mr. Weinstein is entitled to receive in connection with his resignation is subject to his continued compliance with the non-competition and non-interference covenants set forth in the Employment Agreement. Furthermore, the payments and benefits are contingent upon the execution of a mutual release of claims upon the execution of the Separation Agreement and a second “bring-down” release of claims to be effective no earlier than the Separation Date. The payments and benefits contemplated by the Separation Agreement (other than certain accrued obligations) will be forfeited and Mr. Weinstein will have no right to such payments if his employment is terminated by the Company for “cause” (as defined in the Employment Agreement) or by Mr. Weinstein without “good reason” (as defined in the Employment Agreement), in each case prior to the Separation Date.

Subject to his continued employment through the Separation Date, Mr. Weinstein will continue to provide services to the Company through December 31, 2021, as a consultant to assist in his successor’s transition. In consideration for providing these consulting services, Mr. Weinstein will receive aggregate consulting fees equal to $262,500, payable in substantially equal installments on the same schedule as salary payments are made to the Company’s employees in accordance with the Company’s regular payroll schedule. Mr. Weinstein’s rights to the consulting fees will cease upon the earliest to occur of a termination of his service as a result of his “disability” (as defined in his employment agreement), a termination of his service by RenaissanceRe for “cause,” a termination of his service by him for any reason, a material breach of any provision of the separation agreement or his employment agreement and his commencement of full-time employment with another employer.

The foregoing description of the Separation Agreement is qualified in its entirety to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing the management changes described herein is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Description

10.1	Separation, Consulting, and Release Agreement, dated December 3, 2020, between RenaissanceRe Holdings Ltd. and Stephen H. Weinstein.

99.1	Press release, issued December 3, 2020.

101	Pursuant to Rule 406 of Regulation S-T, the cover page information is formatted in Inline XBRL.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date:	By:	/s/ Robert Qutub
December 4, 2020		Robert Qutub
Executive Vice President and Chief Financial Officer